SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported)
July 5, 2001

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

District of Columbia	1-7102	52-0891669
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

National Rural Utilities Cooperative
Finance Corporation
Woodland Park
2201 Cooperative Way, Herndon, VA		20171-3025
(Address of principal executive offices)		(ZIP CODE)

Registrant's telephone number, including are a code: (703) 709-6700

(Former name or former address, if changed since last report.

Item 5.	Other Events
May 31, 2001 Audited Financial Statements and Auditors Report

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS
NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION:

We have audited the accompanying combined balance sheets of National Rural Utilities Cooperative Finance Corporation (a not-for-profit corporation under the District of Columbia Cooperative Association Act) and other related entities ("the Companies") as discussed in Note 1 as of May 31, 2001 and 2000, and the related combined statements of income, expenses and net margin, changes in members' equity and cash flows for each of the three years in the period ended May 31, 2001. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of National Rural Utilities Cooperative Finance Corporation and other related entities as of May 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 2001 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Vienna, Virginia
July 5, 2001

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

COMBINED BALANCE SHEETS

May 31, 2001 and 2000

(Dollar Amounts in Thousands)

A S S E T S

	2001	2000

Cash and cash equivalents	$ 240,557	$ 246,028

Debt service investments	24,023	22,968

Loans to members, net	19,351,953	16,449,753

Receivables	196,738	180,106

Fixed assets, net	47,337	43,672

Debt service reserve funds	86,198	98,870

Other assets	52,036	42,043

	$19,998,842	$17,083,440

The accompanying notes are an integral part of these combined financial statements.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

COMBINED BALANCE SHEETS

(Dollar Amounts in Thousands)

May 31, 2001 and 2000

L I A B I L I T I E S A N D M E M B E R S ' E Q U I T Y

	2001	2000

Notes payable, due within one year	$ 5,944,994	$ 4,252,166

Accounts payable	18,133	20,145

Accrued interest payable	124,723	125,708

Long-term debt	11,376,412	10,595,596

Other liabilities	8,821	8,191

Quarterly income capital securities	550,000	400,000

Members' subordinated certificates:
Membership subordinated certificates	641,985	641,985
Loan and guarantee subordinated certificates	939,875	698,432
Total members' subordinated certificates	1,581,860	1,340,417

Members' equity	393,899	341,217
Total members' subordinated certificates and members' equity	1,975,759	1,681,634

	$19,998,842	$17,083,440

The accompanying notes are an integral part of these combined financial statements.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

COMBINED STATEMENTS OF INCOME, EXPENSES AND NET MARGIN

(Dollar Amounts in Thousands)

For the Years Ended May 31, 2001, 2000 and 1999

	2001	2000	1999

Operating income	$1,388,295	$1,020,998	$792,052
Less: cost of funds	1,117,554	860,160	664,109

Gross margin	270,741	160,838	127,943

Expenses:
General and administrative	32,486	26,986	27,638
Provision for loan losses	105,204	17,355	23,866

Total expenses	137,690	44,341	51,504

Net margin before extraordinary loss	133,051	116,497	76,439

Extraordinary loss	(285)	(1,164)	-

Net margin	$ 132,766	$ 115,333	$ 76,439

The accompanying notes are an integral part of these combined financial statements.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

COMBINED STATEMENTS OF CHANGES IN MEMBERS' EQUITY

(Dollar Amounts in Thousands)

For the Years Ended May 31, 2001, 2000 and 1999

					Patronage Capital Allocated
	Total	Memberships	Education Fund	Unallocated Margin	General Reserve Fund	Other

Balance as of May 31, 1998	$279,278	$ 1,491	$676	$ 2,289	$500	$274,322
Retirement of patronage capital	(57,601)	-	-	-	-	(57,601)
Net margin	76,439	-	315	979	3	75,142
Other	(3,163)	44	(448)	-	-	(2,759)

Balance as of May 31, 1999	$294,953	$ 1,535	$543	$ 3,268	$503	$289,104
Retirement of patronage capital	(66,445)	-	-	-	-	(66,445)
Net margin	115,333	-	631	19,204	-	95,498
Other	(2,624)	3	(247)	-	(3)	(2,377)

Balance as of May 31, 2000	$341,217	$ 1,538	$927	$22,472	$500	$315,780
Retirement of patronage capital	(77,439)	-	-	-	-	(77,439)
Net margin	132,766	-	363	6,821	(2)	125,584
Other	(2,645)	(28)	(546)	-	-	(2,071)

Balance as of May 31, 2001	$393,899	$ 1,510	$744	$29,293	$498	$361,854

The accompanying notes are an integral part of these combined financial statements.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

COMBINED STATEMENTS OF CASH FLOWS

(Dollar Amounts In Thousands)

For the Years Ended May 31, 2001, 2000 and 1999

	2001	2000	1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net margin
	$ 132,766	$ 115,333	$ 76,439
Add (deduct):

Provision for loan losses
	105,204	17,355	23,866
Depreciation
	2,332	1,726	1,454
Amortization of issuance costs and deferred charges
	6,998	5,727	3,959
Amortization of deferred income
	(761)	(2,182)	(4,417)
Changes in operating assets and liabilities:

Receivables
	(24,147)	(15,966)	(29,458)
Accounts payable
	(2,012)	3,438	(10,043)
Accrued interest payable
	(985)	29,967	27,244
Other
	(40,005)	(22,049)	(20,050)

Net cash provided by operating activities
	179,390	133,349	68,994

CASH FLOWS FROM INVESTING ACTIVITIES:
Advances made on loans
	(8,782,519)	(8,077,346)	(10,122,726)
Principal collected on loans
	5,775,116	5,101,437	6,937,006
Net investment in fixed assets
	(5,997)	(6,715)	(15,075)

Net cash used in investing activities
	(3,013,400)	(2,982,624)	(3,200,795)

CASH FLOWS FROM FINANCING ACTIVITIES:
(Repayments) Issuance of notes payable, net
	(511,045)	458,792	380,339
Debt service investments, net
	(1,055)	1	-
Proceeds from issuance of long-term debt
	6,058,736	3,703,013	3,003,765
Payments for retirement of long-term debt
	(3,069,479)	(1,181,993)	(387,710)
Proceeds from issuance of quarterly income capital securities
	150,000	-	200,000
Extraordinary loss on retirement of long-term debt
	(286)	(1,164)	-
Proceeds from issuance of members' subordinated certificates
	290,501	136,691	65,432
Retirement of members' subordinated certificates
	(28,872)	(38,706)	(69,911)
Payments for retirement of patronage capital
	(59,961)	(55,734)	(50,985)

Net cash provided by financing activities
	2,828,539	3,020,900	3,140,930

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(5,471)	171,625	9,129
BEGINNING CASH AND CASH EQUIVALENTS	246,028	74,403	65,274
ENDING CASH AND CASH EQUIVALENTS	$ 240,557	$ 246,028	$ 74,403

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during year for interest
	$ 1,129,919	$ 837,441	$ 640,947

The accompanying notes are an integral part of these combined financial statements.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

As of May 31, 2001, 2000 and 1999

(1) General Information and Accounting Policies

(a) General Information

National Rural Utilities Cooperative Finance Corporation ("CFC") was incorporated as a private, not-for-profit cooperative association under the laws of the District of Columbia in April 1969. The principal purpose of CFC is to provide its members with a source of financing to supplement the loan programs of the Rural Utilities Service ("RUS") of the United States Department of Agriculture. CFC makes loans primarily to its rural utility system members ("utility members") to enable them to acquire, construct and operate electric distribution, generation, transmission and related facilities. CFC also provides guarantees for tax-exempt financings of pollution control facilities and other properties constructed or acquired by its members and, in addition, provide guarantees of taxable debt in connection with certain lease and other transactions of its members. CFC is exempt from payment of Federal income taxes under Section 501(c)(4) of the Internal Revenue Code.

CFC's 1,045 members as of May 31, 2001, included 900 utility members, virtually all of which are consumer-owned cooperatives, 73 service members and 72 associate members. The utility members included 830 distribution systems and 70 generation and transmission ("power supply") systems in 49 states and four U.S. territories.

Rural Telephone Finance Cooperative ("RTFC") was incorporated as a private cooperative association in the state of South Dakota in September 1987. RTFC is a controlled affiliate of CFC and was created for the purpose of providing and/or arranging financing for its rural telecommunications members and affiliates. RTFC's bylaws require that the majority of RTFC's Board of Directors be elected from individuals designated by CFC. CFC is the sole source of external funding for RTFC. As of May 31, 2001, RTFC had 516 members. RTFC is a taxable entity under Subchapter T of the Internal Revenue Code and accordingly takes deductions for allocations of net margin to its patrons.

(b) Principles of Combination

The accompanying financial statements include the combined accounts of CFC and RTFC, after elimination of all material intercompany accounts and transactions. CFC has a $1,000 membership interest in RTFC. CFC exercises control over RTFC through majority representation on their Boards of Directors. CFC manages the affairs of RTFC through a long-term management agreement.

As of May 31, 2001, CFC was authorized to lend RTFC up to $10 billion to fund loans to its members and their affiliates. As of the same date, RTFC had outstanding loans and unadvanced loan commitments totaling $6,454 million. RTFC's net margin is allocated to RTFC borrowers, its patrons.

Summary financial information relating to RTFC included in the combined financial statements is presented below:

As of May 31:	2001	2000
(Dollar amounts in thousands)
Outstanding loans to members and their affiliates	$5,325,399	$3,699,728
Total assets	5,807,921	3,975,990
Notes payable to CFC	5,304,881	3,679,822
Total liabilities	5,368,244	3,727,438
Members' subordinated certificates	396,846	213,734
Members' equity (1)	42,831	34,818

For the years ended May 31:	2001	2000	1999
(Dollar amounts in thousands)
Operating income (1)	$419,524	$240,189	$149,037
Net margin (1) (2)	3,911	3,535	3,858
____________________
(1) Amounts shown prior to CFC allocation of patronage capital to RTFC. CFC allocations for the fiscal years 2001, 2000 and 1999 were $34 million, $23 million and $14 million, respectively.

(2) The transfer of RTFC equity is governed by the South Dakota Cooperative Association Act, which provides that net margin, shall be distributed and paid to patrons. However, reserves may be created and credited to patrons in proportion to total patronage. CFC has been the sole funding source for RTFC's loans to its members. As CFC is not a borrower of RTFC and is not expected to be in the foreseeable future, RTFC's net margin would not be available to CFC in the form of patronage capital.

Unless stated otherwise, references to CFC relate to CFC and RTFC on a combined basis.

(c)	Interest Income

Interest income is recognized on an accrual basis on all loans, unless specified otherwise in Note 10.

(d)	Amortization of Bond Discounts and Bond Issuance Costs

Bond discounts and bond issuance costs are deferred and amortized as interest expense using the effective interest method over the life of each bond issue.

(e)	Nonperforming Loans

It is CFC's policy to classify a loan as nonperforming when it meets any of the following criteria:

-	interest or principal payments are contractually past due 90 days or more,
-	as a result of court proceedings, repayment in accordance with the original terms is not anticipated, or
-	for other reasons, timely repayment of principal or interest is not expected.

(f)	Allowance for Loan Losses

CFC maintains an allowance for loan losses at a level believed to be adequate in relation to the credit quality and amount of its loans and guarantees outstanding. According to the terms of CFC's guarantees, any amount advanced by CFC under its guarantee of a member's obligation is treated as a demand loan. It is CFC's policy to periodically review its loans and guarantees and to make adjustments to the allowance as necessary. The allowance is based on estimates and, accordingly, actual loan losses may differ from the allowance amount.

Activity in the allowance account is summarized as follows for the years ended May 31:

(Dollar amounts in thousands)	2001	2000	1999
Balance at beginning of year	$228,292	$212,203	$250,131
Provision for loan losses	105,204	17,355	23,866
Charge-offs	(1,499)	(1,266)	(61,794)
Balance at end of year	$331,997	$228,292	$212,203

(g)	Fixed Assets

Buildings, furniture and fixtures and related equipment are stated at cost less accumulated depreciation and amortization of $12 million and $10 million as of May 31, 2001 and 2000, respectively. Depreciation and amortization expenses ($2 million, $2 million and $1 million in fiscal years 2001, 2000 and 1999, respectively) are computed primarily on the straight-line method over estimated useful lives ranging from 2 to 40 years.

(h)	Financial Instruments with Off-Balance Sheet Risk

In the normal course of business, CFC is a party to financial instruments with off-balance sheet risk both to meet the financing needs of its member borrowers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, guarantees of members' obligations, currency exchange agreements and interest rate exchange agreements. These instruments may involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the combined balance sheets.

(i)	Accounting by Creditors for Impairment of a Loan

CFC calculates impairment of loans receivable by comparing the present value of the future cash flows associated with the loan against CFC's investment in the loan; loss reserves are provided based on the calculated impairment.

(j)	Accounting for Certain Investments in Debt and Equity Securities

Debt service investments are recorded at amortized cost, since it is CFC's intent and ability to hold all of these investments to maturity.

(k)	Derivative Financial Instruments

CFC is neither a dealer nor a trader in derivative financial instruments. CFC uses interest rate and currency exchange agreements to manage its interest rate risk and foreign exchange risk. CFC accounts for these agreements on an accrual basis. CFC does not value the interest rate exchange agreements on its balance sheet, but values the underlying hedged debt at cost. CFC does not recognize a gain or loss on these agreements, but includes the difference between the interest rate paid and interest rate received in the overall cost of funding. In the event that an agreement was terminated early, CFC would record the fee paid or received due to the early termination as part of the overall cost of funding.

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of SFAS No. 133. These statements establish accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The statements require that changes in the derivative's fair value be recognized currently in earnings unless specific accounting criteria are met and the hedge is considered to be highly effective. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in earnings or be recorded in other comprehensive income, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. The statement is effective for all fiscal years beginning after June 15, 2000. CFC has implemented this statement as of June 1, 2001.

At the date of initial adoption, CFC recorded transition adjustments as a cumulative change in accounting principle, as required by SFAS No. 133. The impact of such adjustments is an increase of $25 million to net margin, a decrease of $182 million to other comprehensive income and the recognition of $157 million of liabilities on the balance sheet. CFC expects that the adoption of SFAS No. 133 will increase the volatility of the reported net margin and other comprehensive income. The amount of volatility will be based on amounts, positions and market conditions that exist during any period.

(l)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the assets and liabilities and the revenue and expenses reported in the financial statements, as well as amounts included in the notes thereto, including discussion and disclosure of contingent liabilities. While CFC uses its best estimates and judgments based on the known facts at the date of the financial statements, actual results could differ from these estimates as future events occur.

CFC does not believe it is vulnerable to the risk of a near-term severe impact as a result of any concentrations of its activities.

(m)	Membership Fees

Members are charged a one-time membership fee based on member class. CFC distribution system members (class A), power supply system members (class B), national associations of cooperatives (class D) and associate members (class E) pay a $1,000 membership fee. CFC service organization members (class C) pay a $200 membership fee. RTFC voting members pay a $1,000 membership fee and non-voting members pay a $100 membership fee. Membership fees are accounted for as members' equity.

(n)	Reclassifications

Certain reclassifications of prior year amounts have been made to conform to the fiscal year 2001 presentation.
(2)	Loans and Commitments

Loans to members bear interest at rates determined from time to time by the Board of Directors after considering CFC's cost of funds, operating expenses, provision for loan losses and the maintenance of reasonable margin levels. In keeping with its not-for-profit, cooperative charter, CFC's policy is to set interest rates at the lowest levels it considers to be consistent with sound financial management. Loans outstanding to members, weighted average interest rates thereon and unadvanced commitments by loan type are summarized as follows as of May 31:

(Dollar amounts in thousands)	2001			2000
	Loans Outstanding	Weighted Average Interest Rates	Unadvanced Commitments (A)	Loans Outstanding	Weighted Average Interest Rates	Unadvanced Commitments (A)

Long-term fixed rate secured loans (B):
Electric systems	$ 6,088,076	6.85%	$ -	$ 6,674,470	6.74%	$ -
Telecommunication systems	2,453,158	8.17%	-	1,540,928	7.36%	-
Total long-term fixed rate secured loans	8,541,234	7.23%	-	8,215,398	6.86%	-
Long-term variable rate secured loans (C):
Electric systems	5,096,467	7.05%	7,395,994	4,019,155	7.45%	7,524,197
Telecommunication systems	2,481,257	7.69%	311,654	1,816,826	8.02%	589,696
Total long-term variable rate secured loans	7,577,724	7.26%	7,707,648	5,835,981	7.62%	8,113,893
Loans guaranteed by RUS:
Electric systems	182,134	6.31%	103,685	89,153	6.53%	-
Intermediate-term secured loans:
Electric systems	55,325	7.08%	43,129	141,771	7.41%	48,533
Intermediate-term unsecured loans:
Electric systems	276,785	7.24%	309,692	200,706	7.35%	408,644
Telecommunication systems	13,836	7.50%	2,402	12,206	7.80%	6,090
Total intermediate-term unsecured loans	290,621	7.25%	312,094	212,912	7.37%	414,734
Line of credit loans (D):
Electric systems	1,193,795	7.35%	4,825,576	1,281,483	7.59%	4,403,987
Telecommunication systems	377,148	8.12%	834,813	329,768	8.32%	717,700
Total line of credit loans	1,570,943	7.53%	5,660,389	1,611,251	7.74%	5,121,687
Nonperforming loans :
Electric systems	812	-	-	-	-	-
Restructured loans (E):
Electric systems	1,465,157	2.63%	-	571,579	3.90%	-
Total loans	19,683,950	6.91%	13,826,945	16,678,045	7.12%	13,698,847
Less: Allowance for loan losses	(331,997)		-	(228,292)		-
Net loans	$19,351,953		$13,826,945	$16,449,753		$13,698,847

Total by member class:
Distribution	$11,444,999		$ 9,713,486	$10,394,985		$ 9,644,058
Power supply	2,308,384		2,307,259	2,037,108		2,054,322
Statewide and associate	605,168		657,331	546,224		686,981
Telecommunication systems	5,325,399		1,148,869	3,699,728		1,313,486
Total	$19,683,950		$13,826,945	$16,678,045		$13,698,847

(A)

Unadvanced commitments include loans approved by CFC for which loan contracts have not yet been executed and for which loan contracts have been executed but funds have not been advanced. Since commitments may expire without being fully drawn upon, the total amounts reported as commitments do not necessarily represent future cash requirements. Collateral and security requirements for advances on commitments are identical to those on initial loan approval.

(B)

Generally, the terms of long-term fixed rate loans range from one to 35 years. Upon expiration of the interest rate term, the borrower may select another fixed rate term of one to 35 years (but not beyond maturity of the loan) or a variable rate. The borrower may also repay to CFC the principal then outstanding together with interest due thereon and other sums, if required. Includes $56 million and $102 million of unsecured loans at May 31, 2001 and 2000, respectively.

(C)	Includes $65 million and $49 million of unsecured loans at May 31, 2001 and 2000, respectively.
(D)	Includes $445 million and $342 million of secured loans at May 31, 2001 and 2000, respectively.
(E)	The rates on restructured loans represent the effective rate based on the scheduled minimum payments.

Total loans outstanding, by state or U.S. territory, are summarized below:

(Dollar amounts in thousands)	May 31,			May 31,
State/Territory	2001	2000	State/Territory	2001	2000
Alabama	$ 364,974	$ 431,922	Montana	$ 220,234	$ 233,613
Alaska	293,070	334,694
Nebraska
				12,785	13,928
Arizona	101,770	90,680
Nevada
				94,958	91,669
Arkansas	531,224	475,015
New Hampshire
				243,973	282,913
California	86,783	85,577
New Jersey
				8,724	7,385
Colorado	599,602	421,427
New Mexico
				38,063	83,654
Connecticut	44,421	200
New York
				19,808	18,503
Delaware	46,599	37,543
North Carolina
				972,887	663,073
District of Columbia	432,122	386,928
North Dakota
				63,693	65,505
Florida	465,348	457,197
Ohio
				379,991	354,835
Georgia	1,646,326	1,499,168
Oklahoma
				460,758	410,938
Hawaii	812	360
Oregon
				262,721	259,934
Idaho	135,287	125,070
Pennsylvania
				150,203	149,902
Illinois	607,305	562,423
South Carolina
				526,647	547,906
Indiana	224,272	202,051
South Dakota
				165,015	161,851
Iowa	1,201,570	357,726
Tennessee
				105,773	117,572
Kansas	300,987	299,047
Texas
				3,859,623	2,541,717
Kentucky	223,338	232,979
Utah
				616,372	642,368
Louisiana	247,395	230,806
Vermont
				42,019	56,801
Maine	43,568	46,215
Virgin Islands
				587,849	548,928
Maryland	132,746	129,239
Virginia
				269,579	362,232
Massachusetts	50	-
Washington
				91,436	85,191
Michigan	306,469	305,464
West Virginia
				1,699	1,466
Minnesota	1,099,548	826,804
Wisconsin
				304,913	263,157
Mississippi	283,406	345,513
Wyoming
				147,124	135,580
Missouri	618,111	693,376
Total
				$19,683,950	$16,678,045

CFC's members are widely dispersed throughout the United States and its territories, including 49 states, the District of Columbia, Guam, American Samoa and the U.S. Virgin Islands. At May 31, 2001 and 2000, no state or territory had over 19% and 15%, respectively, of total loans and guarantees outstanding.

In addition to the geographic diversity of the portfolio, CFC limits its exposure to any one borrower. At May 31, 2001, the total exposure outstanding to any one borrower did not exceed 4.3% of total loans and guarantees outstanding. At May 31, 2001, CFC had $5,128 million in loans outstanding and $562 million in guarantees outstanding, to its largest 10 borrowers, representing 26% of total loans outstanding and 26% of total guarantees outstanding. Credit exposure to the largest 10 borrowers represented 26% and 21% of total credit exposure at May 31, 2001 and May 31, 2000, respectively. At May 31, 2001, the largest 10 borrowers included two distribution systems, two power supply systems, one associate member and five telephone systems.

Set forth below are the weighted average interest rates on all loans outstanding during the fiscal years ended May 31:

	For the Years Ended May 31,
	2001	2000	1999
Long-term fixed rate	6.78%	6.66%	6.69%
Long-term variable rate	7.60%	6.59%	6.20%
Telecommunication organizations (1)	8.31%	7.45%	6.88%
Refinancing loans guaranteed by RUS	6.61%	6.29%	5.87%
Intermediate-term	7.99%	6.92%	6.98%
Short-term	8.01%	7.01%	6.26%
Associate members	7.86%	6.85%	6.47%
Nonperforming (2)	0.00%	0.00%	0.00%
Restructured	4.33%	3.90%	1.73%
All loans	7.36%	6.74%	6.51%
(1) Includes long-term fixed rate, long-term variable rate, intermediate-term and short-term loans.
(2) Interest rate earned by CFC recognized on a cash basis.

Long-term fixed rate loans outstanding at May 31, 2001, which will be subject to adjustment of their interest rates during the next five fiscal years, are summarized as follows (due to principal repayments, amounts subject to interest rate adjustment may be lower at the actual time of interest rate adjustment):

(Dollar amounts in thousands)	Weighted Average Interest Rate	Amount Repricing
2002	6.31%	$477,426
2003	6.48%	419,126
2004	6.59%	448,534
2005	6.37%	467,807
2006	6.34%	209,872
At January 1, 2001, long-term fixed rate loans totaling $346 million had their interest rates adjusted.

On most long-term secured loans, level quarterly payments are required with respect to principal and interest in amounts sufficient to repay the loan principal, generally over a period ending approximately 35 years from the date of the secured promissory note.

Total long-term loans maturing in each of the five fiscal years following May 31, 2001 and thereafter, are as follows:

(Dollar amounts in thousands)	Amount Maturing
2002
$ 857,777
2003
835,947
2004
1,052,605
2005
1,537,131
2006
938,566
Thereafter
9,251,864

CFC evaluates each borrower's creditworthiness on a case-by-case basis. It is generally CFC's policy to require collateral for long-term and certain intermediate-term loans. Such collateral usually consists of a first mortgage lien on the borrower's total system, including plant and equipment, and a pledge of future revenues. The loan and security documents also contain various provisions with respect to the mortgaging of the borrower's property and debt service coverage ratios, maintenance of adequate insurance coverage as well as certain other restrictive covenants.

Under default provisions of common mortgages securing long-term CFC loans to distribution system members that also borrow from RUS, RUS has the sole right to act within 30 days or, if RUS is not legally entitled to act on behalf of all noteholders, CFC may exercise remedies. Under common default provisions of mortgages securing long-term CFC loans to, or guarantee reimbursement obligations of, power supply members, RUS retains substantial control over the exercise of mortgage remedies.

As of May 31, 2001 and 2000, mortgage notes representing approximately $5,612 million and $3,484 million, respectively, of outstanding long-term loans to members were pledged as collateral to secure CFC's collateral trust bonds.

At May 31, 2001 and 2000, CFC had a total of $182 million and $89 million, respectively, of loans outstanding on which RUS had guaranteed the repayment of principal and interest. There are two programs under which these loans were advanced. RUS previously allowed certain qualifying cooperatives to repay loans held by the Federal Financing Bank of the United States Treasury early and allowed the transfer of the guarantee to the new lender. Secondly, in February 1999, RUS approved CFC as a lender under its current loan guarantee program. During fiscal year 2001, CFC advanced $94 million under this program.

CFC sets variable interest rates monthly on outstanding short-term and intermediate-term loans. On notification to borrowers, CFC may adjust the interest rate semi-monthly. Under CFC's policy, the maximum interest rate which may be charged on short-term loans is the prevailing bank prime rate plus 1% per annum; on intermediate-term loans, the prevailing bank prime rate plus 1 1/2 % per annum; and on RTFC short-term loans, the prevailing bank prime rate plus 1 1/2% per annum.

At May 31, 2001 and 2000, CFC had nonperforming loans in the amount of $1 and $0 million, respectively. During the fourth quarter of fiscal year 2001, CFC restructured the debt service obligations on $889 million of loans classified as nonperforming. At the end of its third quarter, CFC wrote off $1 million of nonperforming loans in May 2001. At May 31, 2001, all loans classified as nonperforming were on a nonaccrual basis with respect to recognition of interest income. The effect of not accruing interest on nonperforming loans was a decrease in interest income of $14 million, $0 million and $0 million for the years ended May 31, 2001, 2000 and 1999, respectively.

At May 31, 2001 and 2000, the total amount of restructured loans was $1,465 million and $572 million, respectively. At May 31, 2001 and 2000, a total of $551 million and $572 million of restructured loans were on accrual status with respect to the recognition of interest income. A total of $33 million, $22 million and $8 million of interest was accrued on restructured loans for the years ended May 31, 2001, 2000 and 1999, respectively. The effect of not accruing interest income at the stated rates on restructured loans was a decrease in interest income of $26 million, $19 million and $23 million for the years ended May 31, 2001, 2000 and 1999, respectively.

(3)
Members' Subordinated Certificates

Membership Subordinated Certificates

To join CFC and to establish eligibility to borrow, CFC members (other than associate members and service organizations) are required to execute agreements to subscribe to membership subordinated certificates. Such certificates are interest-bearing, unsecured, subordinated debt of CFC. CFC is authorized to issue membership subordinated certificates without limitation as to the total principal amount.

Generally, membership subordinated certificates mature in the years 2020 through 2095 and bear interest at 5% per annum. The maturity dates and interest rates payable on such certificates vary in accordance with applicable CFC policy.

Loan and Guarantee Subordinated Certificates

Members obtaining long-term loans, certain intermediate-term loans or guarantees from CFC are generally required to purchase additional loan or guarantee subordinated certificates with each such loan or guarantee. These certificates are unsecured, subordinated debt of CFC.

Certificates currently purchased in conjunction with loans are noninterest bearing. Such certificate purchase requirements, if any, range from 1% to 12% of the loan amount depending on the membership classification of the borrower and the borrower's leverage ratio, including the new CFC loan.

The maturity dates and the interest rates payable on guarantee subordinated certificates purchased in conjunction with CFC's guarantee program vary in accordance with applicable CFC policy. Members may be required to purchase noninterest-bearing debt service reserves subordinated certificates in connection with CFC's guarantee of long-term tax-exempt bonds (see Note 8). CFC pledges proceeds from the sale of such certificates to the debt service reserve fund established in connection with the bond issue and any earnings from the investments of the fund inure solely to the benefit of the members for whom the bonds are issued. These certificates have varying maturities not exceeding the longest maturity of the guaranteed obligation.

Information with respect to members' subordinated certificates at May 31 is as follows:

	2001		2000
(Dollar amounts in thousands)	Amounts Outstanding	Weighted Average Interest Rate	Amounts Outstanding	Weighted Average Interest Rate
Number of subscribing members	900		902

Membership subordinated certificates
Certificates maturing 2020 through 2095	$ 627,161		$ 626,812
Subscribed and unissued	14,824		15,173
Total membership subordinated certificates	641,985	4.83%	641,985	4.83%

Loan and guarantee subordinated certificates
3% certificates maturing through 2040	126,159		126,860
3% to 12% certificates maturing through 2036	111,310		71,877
Noninterest-bearing certificates maturing through 2036	651,135		452,298
Subscribed and unissued	51,271		47,397
Total loan and guarantee subordinated certificates	939,875	1.32%	698,432	1.36%

Total members' subordinated certificates	$1,581,860	2.74%	$1,340,417	3.02%
CFC estimates the amount of members' subordinated certificates that will be repaid during the next five fiscal years will total approximately 1.58% of certificates outstanding at May 31, 2001.
(4)
Notes Payable and Credit Arrangements

Notes payable due within one year as of May 31, and weighted average interest rates thereon, are summarized as follows:
	2001		2000
(Dollar amounts in thousands)	Amounts Outstanding	Weighted Average Interest Rate	Amounts Outstanding	Weighted Average Interest Rate
Commercial paper sold through dealers, net of	$ 5,140,540	4.49%	$ 5,576,445	6.29%
discounts of $19,465 and $71,572, respectively
Commercial paper sold by CFC directly to members, at par	822,054	4.20%	841,229	6.35%
Commercial paper sold by CFC directly to nonmembers, at par	108,532	4.38%	132,361	6.32%
Total commercial paper	6,071,126	4.45%	6,550,035	6.17%
Daily liquidity fund	22,864	3.95%	-	-
Bank bid notes	100,000	4.15%	155,000	6.41%
Long-term debt maturing within one year	4,388,504	4.42%	3,039,631	6.36%
Total notes payable due within one year	10,582,494	4.43%	9,744,666	6.23%
Notes payable supported by revolving credit
agreements, classified as long-term debt (see Note 5)	(4,637,500)	4.43%	(5,492,500)	6.23%

Total notes payable due in one year after reclassification to long-term	$ 5,944,994	4.43%	$ 4,252,166	6.23%

Other information with regard to notes payable due within one year at May 31, is as follows:

(Dollar amounts in thousands)	2001	2000	1999

Original maturity range of notes outstanding at year-end	1 to 264 days	1 to 260 days	1 to 270 days
Weighted average maturity of notes outstanding at year-end	95 days	85 days	38 days
Average amount outstanding during the year	$11,686,480	$8,796,932	$5,757,698
Maximum amount outstanding at any month-end during the year	$12,266,121	$9,744,666	$7,335,247

CFC enters short-term bank bid note agreements, which are unsecured obligations of CFC and do not require back-up bank lines for liquidity purposes. Bank bid note facilities are uncommitted lines of credit for which CFC does not pay a fee. The commitments are generally subject to termination at the discretion of the individual banks.

As of May 31, 2001, CFC had three revolving credit agreements totaling $7,040 million which are used principally to provide liquidity support for CFC's outstanding commercial paper, commercial paper issued by National Cooperative Services Corporation ("NCSC") and guaranteed by CFC and the adjustable or floating/fixed rate bonds which CFC has guaranteed and of which CFC is standby purchaser for the benefit of its members.

Under a five-year agreement executed in November 1996, CFC can borrow $2,403 million until November 26, 2001. J.P. Morgan Securities Inc. and The Bank of Nova Scotia are Co-Syndication Agents, and Chase Manhattan Bank is the Administrative Agent for this agreement with 52 banks. Any amounts outstanding under the multi-year facility will be due on the maturity date. On August 10, 2000, a 364-day agreement for $4,087 million was executed with 34 banks including: Chase Manhattan Bank as Administrative Agent, Bank of America, N.A. as Syndication Agent, The Bank of Nova Scotia and Banc One, N.A. as Co-Documentation Agents and Chase Securities Inc. and Bank of America Securities LLC as Joint Lead Arrangers. A third revolving credit agreement for $550 million was also executed on August 10, 2000 with ten banks, including The Bank of Nova Scotia as Arranger and Administrative Agent and Banc One, N.A. as Documentation Agent. Both of the 364-day agreements have a revolving credit period that terminates on August 9, 2001 during which CFC can borrow and such borrowings may be converted to a one-year term loan at the end of the revolving credit period.

In connection with the five-year facility, CFC pays a per annum facility fee of .090 of 1%. The per annum facility fee for both agreements with a 364-day maturity is .085 of 1%. There is no commitment fee for the long-term revolving credit facility; however, up front fees between .010 and .040 of 1% were paid to banks in the 364-day agreements based on their level of commitment. If CFC's senior secured debt ratings decline below AA- or Aa3 and amounts outstanding exceed 50% of the total commitment, the facility fees may be replaced with a utilization fee of .125 of 1%. Generally, pricing options are the same under all three agreements and will be at one or more rates as defined in the agreements, as selected by CFC.

The multi-year revolving credit agreement requires CFC, among other things, to maintain members' equity and members' subordinated certificates of at least $1,468 million at May 31, 2001 (increased each fiscal year by 90% of net margin not distributed to members). The revolving credit agreements require CFC to achieve an average fixed charge coverage ratio over the six most recent fiscal quarters of at least 1.025 and prohibit the retirement of patronage capital unless CFC has achieved a fixed charge coverage ratio of at least 1.05 for the preceding fiscal year. The revolving credit agreements prohibit CFC from incurring senior debt in an amount in excess of ten times the sum of members' equity, members' subordinated certificates and quarterly income capital securities ("QUICS"). Senior debt includes guarantees; however, it excludes:

-	guarantees to members where the long-term unsecured debt of the member is rated at least BBB+ by Standard & Poor's Corporation or Baa1 by Moody's Investors Service;
-	indebtedness incurred to fund RUS guaranteed loans; or
-

the payment of principal and interest by the member on the guaranteed indebtedness if covered by insurance or reinsurance provided by an insurer having an insurance financial strength rating of AAA by Standard & Poor's Corporation or a financial strength rating of Aaa by Moody's Investors Service.

Based on the ability to borrow under the facilities, CFC classified $4,637 million and $5,493 million, respectively, of its notes payable outstanding as long-term debt at May 31,2001 and May 31, 2000. CFC expects to maintain more than $4,637 million of notes payable outstanding during the next twelve months. If necessary, CFC can refinance such notes payable on a long-term basis by borrowing under the 364-day facilities, subject to the conditions therein

(5)
Long-Term Debt
The following is a summary of long-term debt as of May 31:
(Dollar amounts in thousands)	2001		2000
	Amounts Outstanding	Weighted Average Interest Rate	Amounts Outstanding	Weighted Average Interest Rate
Notes payable supported by revolving credit agreement:	$ 4,637,500	4.43%	$ 5,492,500	6.23%
Medium-term notes:
Medium-term notes, sold through dealers	2,019,425		1,731,121
Medium-term notes, sold directly to members	80,869		121,072
Subtotal	2,100,294		1,852,193
Less: unamortized discount
	(490)		(480)
Total medium-term notes	2,099,804	4.94%	1,851,713	6.31%

Collateral trust bonds:
6.75%, Bonds, due 2001	-		100,000
6.50%, Bonds, due 2002	100,000		100,000
6.70%, Bonds, due 2002	100,000		100,000
5.00%, Bonds, due 2002	200,000		200,000
5.95%, Bonds, due 2003	100,000		100,000
7.375%, Bonds, due 2003	525,000		525,000
5.30%, Bonds, due 2003	100,000		100,000
6.00%, Bonds, due 2004	200,000		200,000
6.375%, Bonds, due 2004	100,000		100,000
6.125%, Bonds, due 2005	200,000		200,000
6.65%, Bonds, due 2005	50,000		50,000
5.50%, Bonds, due 2005	200,000		200,000
6.00%, Bonds, due 2006	1,500,000		-
7.30%, Bonds, due 2006	100,000		100,000
6.20%, Bonds, due 2008	300,000		300,000
5.75%, Bonds, due 2008	225,000		225,000
Floating Rate, Series E-2, due 2010 (1)	2,037		2,068
5.70%, Bonds, due 2010	200,000		200,000
7.20%, Bonds, due 2015	50,000		50,000
6.55%, Bonds, due 2018	175,000		175,000
9.00%, Series V, due 2021 (1)	123,705		130,000
7.35%, Bonds, due 2026	100,000		100,000
Subtotal	4,650,742		3,257,068
Less: unamortized discount
	(11,634)		(5,685)
Total collateral trust bonds	4,639,108	6.28%	3,251,383	6.34%
Total long-term debt	$11,376,412	5.28%	$10,595,596	6.28%

(1)Issued under the 1972 indenture.

The principal amount of medium-term notes and collateral trust bonds maturing (including any sinking fund requirements) in each of the five fiscal years following May 31, 2001 and thereafter is as follows:

(Dollar amounts in thousands)	Amount Maturing	Weighted Average Interest Rate
2002 (1)(2)	$4,511,060	4.74%
2003	2,244,973	5.70%
2004	445,148	5.62%
2005	513,559	5.95%
2006	2,002,315	6.06%
Thereafter	1,410,851	6.23%
_________________________________
The amount scheduled to mature in fiscal year 2002, has been presented as long-term debt due in one year under notes payable.
The Series V bonds due 9/1/21 have a call date of 9/1/01 and have been included at the call date in this chart.

Under the 1972 indenture for collateral trust bonds, CFC is required to maintain funds in a debt service investment account equivalent to principal and interest payments due on the bonds over the next 12 months. At May 31, 2001 and 2000, CFC had $24 million and $23 million, respectively, of such funds invested in bank certificates of deposit and marketable securities.The outstanding collateral trust bonds are secured by the pledge of mortgage notes taken by CFC in connection with long-term secured loans made to those members fulfilling specified criteria as set forth in the indentures. Medium-term notes are unsecured obligations of CFC.

Interest Rate Exchange Agreements

The following table lists the notional principal amounts and the weighted average interest rates paid/received by CFC under interest rate exchange agreements at May 31, 2001 and 2000:

Dollar amounts in thousands)
Maturity Date		Weighted Interest Rate Paid		Interest Rate Received		Notional Principal Amount
		2001	2000	2001	2000	2001	2000
June-2000	(1)	-	6.61%	-	6.86%	$ -	$675,000
July-2000	(1)	-	6.63%	-	6.86%	-	301,363
August-2000	(2)	-	4.95%	-	6.50%	-	190,000
September-2000	(2)	-	5.12%	-	6.50%	-	54,270
September-2000	(1)	-	6.62%	-	11.11%	-	206,140
October-2000	(2)	-	4.55%	-	6.50%	-	20,000
January-2001	(1)	-	6.62%	-	6.86%	-	500,000
January-2001	(2)	-	6.09%	-	6.50%	-	65,749
February-2001	(2)	-	5.63%	-	6.50%	-	300,000
June-2001	(1)	4.09%	-	3.99%	-	600,000	-
July-2001	(1)	4.09%	-	3.99%	-	1,000,000	-
September-2001	(2)	5.15%	5.15%	3.98%	6.50%	34,810	34,810
December-2001	(1)	4.13%	-	3.99%	-	400,000	-
February-2002	(3)	4.14%	-	5.10%	-	533,000	-
February-2002	(1)	4.08%	-	4.07%	-	420,000	-
April-2002	(1)	4.14%	-	3.99%	-	750,000	-
May-2002	(1)	4.09%	6.60%	3.99%	6.86%	300,000	300,000
August-2002	(1)	4.09%	-	3.98%	-	400,000	-
January-2003	(2)	5.55%	5.56%	3.98%	6.50%	22,375	22,375
February-2003	(3)	4.27%	6.79%	7.57%	7.57%	525,000	525,000
April-2003	(2)	7.01%	7.01%	3.98%	6.50%	75,000	75,000
June-2003	(2)	5.86%	5.86%	3.98%	6.50%	48,000	48,000
August-2003	(2)	5.85%	5.85%	3.99%	6.86%	100,000	100,000
September-2003	(2)	5.23%	5.24%	3.98%	6.50%	91,230	91,230
October-2003	(2)	4.76%	4.76%	3.98%	6.50%	50,438	68,576
November-2003	(2)	6.48%	-	3.98%	-	273,626	-
September-2004	(2)	5.28%	5.28%	3.98%	6.50%	12,355	15,080
October-2004	(2)	6.60%	6.59%	3.98%	6.50%	144,700	150,700
November-2004	(2)	5.30%	5.30%	3.98%	6.50%	118,000	122,000
January-2005	(2)	5.70%	5.70%	3.98%	6.50%	8,000	8,000
April-2005	(2)	7.02%	7.02%	3.98%	6.50%	97,820	97,820
July-2005	(2)	7.04%	-	3.98%	-	475,000	-
November-2005	(2)	6.59%	-	3.98%	-	273,625	-
April-2006	(2)	6.88%	6.89%	3.98%	6.50%	100,000	100,000
May-2006	(3)	4.56%	-	6.19%	-	1,500,000	-
September-2007	(2)	6.67%	-	3.98%	-	77,780	-
January-2008	(2)	5.84%	5.84%	3.98%	6.50%	14,000	14,000
July-2008	(2)	5.86%	5.86%	3.98%	6.50%	40,400	40,400
September-2008	(2)	5.48%	5.48%	3.98%	6.50%	64,320	66,410
October-2008	(2)	5.00%	5.00%	3.98%	6.50%	33,512	33,512
April-2009	(2)	5.54%	5.54%	3.98%	6.50%	26,400	29,700
September-2010	(2)	-	6.80%	-	6.50%	-	43,000
January-2012	(2)	6.01%	6.01%	3.98%	6.50%	13,000	13,000
February-2012	(2)	6.00%	6.00%	3.98%	6.50%	8,500	9,000
December-2013	(2)	5.43%	5.43%	3.98%	6.50%	169,400	173,300
June-2018	(2)	6.88%	6.88%	3.98%	6.50%	5,000	5,000
September-2020	(2)	-	6.91%	-	6.50%	-	43,000
December-2026	(2)	5.58%	5.58%	3.98%	6.50%	48,185	48,185
September-2028	(2)	5.75%	5.75%	3.98%	6.50%	117,100	118,440
April-2029	(2)	5.95%	5.95%	3.98%	6.50%	66,000	66,000
September-2030	(2)	-	6.90%	-	6.50%	-	43,000
TOTAL						$9,036,576	$4,817,060
(1)		Under these agreements, CFC pays a variable rate of interest and receives a variable rate of interest.
(2)		Under these agreements, CFC pays a fixed rate of interest and receives a variable rate of interest.
(3)		Under these agreements, CFC pays a variable rate of interest and receives a fixed rate of interest.

CFC's objective in using interest rate exchange agreements in which it pays and receives a variable rate of interest is to change the variable rate on a notional amount of debt from a LIBOR rate index to a commercial paper rate index. The variable rate collateral trust bonds and medium-term notes are issued based on a LIBOR rate index, while CFC sets its variable rate loan interest rates based on a commercial paper rate. The net difference between the rate paid by CFC and the rate received is included in the cost of funds.

CFC's objective in using interest rate exchange agreements in which it pays a fixed rate of interest and receives a variable rate of interest is to fix the interest rate on a portion of its commercial paper. CFC then uses commercial paper, in an amount equal to the notional principal value of the interest rate exchange agreements, to fund a portion of its long-term fixed rate loan portfolio. The net difference between the rate paid by CFC and the rate received is included in the cost of funds.

CFC's objective in using interest rate exchange agreements in which it pays a variable rate and receives a fixed rate is to change the rate on a portion of its medium-term notes from fixed to variable. The rate on the medium-term notes is exchanged to variable to allow the use of medium-term notes in the funding of short-term variable rate loans. The net difference between the rate paid by CFC and the rate received is included in the cost of funds.

In all interest rate exchange agreements, CFC receives a rate that is equal to the rate on the underlying debt and pays a rate that is tied to the rate on the asset funded by the exchange agreement and underlying debt.

CFC is exposed to counterparty credit risk on these interest rate exchange agreements if the counterparty to the interest rate swap agreement does not perform pursuant to the agreement's terms. CFC only enters into interest rate exchange agreements with financial institutions rated single A and above.

During fiscal years 2001 and 2000, CFC was party to foreign currency exchange agreements related to medium-term notes denominated in foreign currencies. The following chart provides details of the related foreign currency exchange agreement that CFC had outstanding at May 31, 2001:

(Currency amounts in thousands)
Type of Debt (1)	Issue Date	Maturity Date	U.S. Dollars	Foreign Currency (2)	Rate
MTN	February 24, 1999	February 24, 2006	$390,250	350,000 EU	1.115
(1)	MTN - CFC medium-term notes
(2)	EU - Euros

CFC enters into an exchange agreement to sell the amount of foreign currency received from the investor for U.S. dollars on the issuance date, and to buy the amount of foreign currency required to repay the investor principal and interest due through or on the maturity date. By locking in the exchange rates at the time of issuance, CFC has eliminated the possibility of any currency gain or loss, which might otherwise have been produced by the foreign currency borrowing.

Commercial paper principal and interest are paid at maturity, which will range from 1 day to 270 days. Interest is paid annually on foreign currency denominated medium-term notes with maturities longer than one year. CFC considers the cost of all related foreign currency exchange agreements as part of the total cost of debt issuance when deciding on whether to issue debt in the U.S. or foreign capital markets and whether to issue the debt denominated in U.S. or foreign currencies.

Quarterly Income Capital Securities

Quarterly income capital securities are long-term obligations that are subordinated to CFC's other outstanding debt. Quarterly income capital securities are issued for terms of up to 49 years, pay interest quarterly, may be called at par after five years and allow CFC to defer the payment of interest for up to 20 consecutive quarters. The following table is a summary of quarterly income capital securities outstanding at May 31:

	2001		2000
(Dollar amounts in thousands)	Amounts Outstanding	Weighted Average Interest Rate	Amounts Outstanding	Weighted Average Interest Rate
8.00% quarterly income capital securities, due 2045	$125,000		$125,000
7.65% quarterly income capital securities, due 2046	75,000		75,000
7.375% quarterly income capital securities, due 2047	200,000		200,000
7.625% quarterly income capital securities, due 2050	150,000		-
Total quarterly income capital securities	$550,000	7.62%	$400,000	7.62%
(6)
Employee Benefits

CFC is a participant in the National Rural Electric Cooperative Association ("NRECA") Retirement and Security Program. This program is available to all qualified CFC employees. Under the program, participating employees are entitled to receive annually, under a 50% joint and surviving spouse annuity, 1.90% of the average of their five highest base salaries during their last ten years of employment, multiplied by the number of years of participation in the program. CFC contributed $1.4 million, $1.1 million and $1.0 million to the Retirement and Security Program during fiscal years 2001, 2000 and 1999. Funding requirements are charged to general and administrative expenses that are billed on a monthly basis. This is a multi-employer plan, available to all member cooperatives of NRECA, and therefore the projected benefit obligation and plan assets are not determined or allocated separately by individual employer.

The Budget Reconciliation Act of 1993 has set a limit of $170,000 for calendar year 2001 on the compensation to be used in the calculation of pension benefits. In order to restore potential lost benefits, CFC has established a Pension Restoration Plan. Under the plan, the amount that NRECA invoices CFC will continue to be based on the full compensation paid to each employee. Upon the retirement of a covered employee, NRECA will calculate the retirement and security benefit to be paid with consideration of the compensation limits and will pay the maximum benefit thereunder. NRECA will also calculate the retirement and security benefit that would have been available without consideration of the compensation limits and CFC will pay the difference. NRECA will then give CFC a credit against future retirement and security contribution liabilities in the amount paid by CFC to the covered employee.

CFC will pay such additional benefits to the covered employee through a Severance Pay Plan and a Deferred Pay Restoration Plan. Under the Severance Pay Plan, the employee is paid an amount equal to the lost pension benefits but not to exceed twice the employee's annual compensation for the prior year. The benefit must be paid within 24 months of termination of employment. To the extent that the Severance Pay Plan cannot pay all of the lost pension benefits, the remainder will be paid under a Deferred Compensation Plan, which will be paid out in a lump sum or in installments of up to 60 months.

CFC recognizes in current year margin any expected payouts for post-retirement benefits (other than pensions) as a result of current service. Post-retirement benefits include, but are not limited to, health and welfare benefits provided after retirement. While CFC allows retired employees to participate in its medical and life insurance plans, the retirees must do so at their own expense. Any liability, which may be incurred by allowing retired employees to remain on CFC's medical and life insurance plans, is not material to CFC's financial condition, results of operations or cash flows.

CFC offers a 401(k) defined contribution savings program to all employees that have completed a minimum of 1,000 hours of service in either the first 12 consecutive months or first full calendar year of employment. CFC contributes an amount equal to 2% of an employee's salary each year for all employees participating in the program. During the three years ended May 31, 2001, May 31, 2000 and May 31, 1999, CFC contributed $225,249, $215,824 and $190,195, respectively, under the program.

(7)	Retirement of Patronage Capital

CFC patronage capital in the amount of $77 million was retired in August 2000, representing 70% of the allocation for fiscal year 2000 and one-ninth of the total allocations for fiscal years 1991, 1992 and 1993. The $77 million includes $17 million retired to RTFC. RTFC retired $19 million in January 2001 representing 70% of its fiscal year 2000 allocation.

It is anticipated that CFC will retire patronage capital totaling $99 million, representing 70% of the fiscal year 2001 allocation and one-ninth of the fiscal years 1992, 1993 and 1994 allocations, in September 2001. Management anticipates that 70% of RTFC's margin for fiscal year 2001 will be retired in January 2002. Future retirements of patronage capital will be made as determined by the respective Boards of Directors with due regard for their individual financial conditions.

(8)	Guarantees

As of May 31, 2001 and 2000, CFC had outstanding guarantees of the following contractual obligations of its members:
	2001	2000
(Dollar amounts in thousands)
Long-term tax exempt bonds (A)	$ 979,725	$1,024,340
Debt portions of leveraged lease transactions (B)	103,794	111,319
Indemnifications of tax benefit transfers (C)	232,930	259,223
Letters of credit (D)	370,592	275,995
Other guarantees (E)	444,640	274,325
Total
	$2,131,681	$1,945,202

(A)

CFC has unconditionally guaranteed to the holders or to trustees for the benefit of holders of these bonds the full principal, premium, if any, and interest on each bond when due. In addition, CFC has agreed to make up, at certain times, deficiencies in the debt service reserve funds for certain of these issues of bonds. In the event of a default by a system for nonpayment of debt service, CFC is obligated to pay any required amounts under its guarantee, which will prevent the acceleration of the bond issue. The system is required to repay, on demand, any amount advanced by CFC and interest thereon pursuant to its guarantee. This repayment obligation is secured by a common mortgage with RUS on all of the system's assets, but CFC may not exercise remedies thereunder for up to two years. However, if the debt is accelerated because of a determination that the interest thereon is not tax-exempt, the system's obligation to reimburse CFC for any guarantee payments will be treated as a long-term loan.

Of the amounts shown above, $886 million and $920 million as of May 31, 2001 and 2000, respectively, are adjustable or floating/fixed rate bonds. The floating interest rate on such bonds may be converted to a fixed rate as specified in the indenture for each bond offering. During the variable rate period (including at the time of conversion to a fixed rate), CFC has unconditionally agreed to purchase bonds tendered or called for redemption if the remarketing agents have not previously sold such bonds to other purchasers.

(B)

CFC has guaranteed debt issued by NCSC in connection with leveraged lease transactions. The amounts shown represent loans from NCSC to a trust for the benefit of an industrial or financial company for the purchase of a power plant or utility equipment that was subsequently leased to a CFC member. The loans are secured by the property leased and the owner's rights as lessor. NCSC borrowed the funds for these loans either under a CFC guarantee or directly from CFC.

(C)

CFC has unconditionally guaranteed to lessors certain indemnity payments, which may be required to be made by the lessees in connection with tax benefit transfers. The amounts shown represent CFC's maximum potential liability at May 31, 2001 and 2000. However, the amounts of such guarantees vary over the lives of the leases. A member's obligation to reimburse CFC for any guarantee payments would be treated as a long-term loan, secured pari passu with RUS by a first lien on substantially all of the member's property to the extent of any cash received by the member at the outset of the transaction. The remainder would be treated as an intermediate-term loan secured by a subordinated mortgage on substantially all of the member's property. Due to changes in Federal tax law, no further guarantees of this nature are anticipated.

(D)

CFC issues irrevocable letters of credit to support members' obligations to energy marketers, other third parties and to the Rural Business and Cooperative Development Service. Letters of credit are generally issued on an unsecured basis and with such issuance fees as may be determined from time to time. Each letter of credit issued by CFC is supported by a reimbursement agreement with the member on whose behalf the letter of credit was issued. In the event a beneficiary draws on a letter of credit, the agreement generally requires the member to reimburse the issuer of the letter of credit within one year from the date of the draw, with interest accruing from such date at the issuer's variable rate of interest in effect on the date of the draw. The agreement also requires the member to pay, as applicable, a late payment charge and all costs of collection, including reasonable attorneys' fees.

(E)	At May 31, 2001 and 2000, CFC had unconditionally guaranteed commercial paper issued by NCSC in the amount of $323 million and $171 million, respectively.
Guarantees outstanding by state and territory are summarized as follows:

	May 31,			May 31,
(Dollar amounts in thousands)	2001	2000		2001	2000

Alabama	$ 64,803	$ 62,200	Mississippi	$ 56,730	$ 58,740
Alaska	3,240	4,840	Missouri	150,372	161,975
Arizona	53,577	52,462	Montana	-	100
Arkansas	99,001	106,639	New Hampshire	31,200	6,000
Colorado	58,716	59,547	North Carolina	99,400	108,150
District of Columbia	414,300	261,494	Ohio	65,000	5,000
Florida	218,457	238,032	Oklahoma	31,447	38,432
Hawaii	-	13,500	Oregon	14,580	15,075
Idaho	850	850	Pennsylvania	11,772	12,651
Illinois	15,049	13,935	South Carolina	3,220	3,495
Indiana	118,205	117,824	Texas	147,696	146,090
Iowa	9,942	10,432	Utah	114,404	89,740
Kansas	43,909	38,091	Virginia	3,950	4,050
Kentucky	169,640	175,610	Wisconsin	1,511	2,050
Michigan	585	700	Wyoming	10,380	10,550
Minnesota	119,745	126,948	Total	$2,131,681	$1,945,202
CFC uses the same credit policies and monitoring procedures in providing guarantees as it does for loans and commitments.

The following table details the scheduled reductions in each of the fiscal years following May 31, 2001 to the amount of obligations guaranteed by CFC:
(Dollar amounts in thousands)	Amount
2002	$ 324,186
2003	286,070
2004	123,491
2005	110,322
2006	92,107
Thereafter	1,195,505
(9)	Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with SFAS No. 107, Disclosure about Fair Value of Financial Instruments. Whenever possible, the estimated fair value amounts have been determined using quoted market information as of May 31, 2001 and 2000, along with other valuation methodologies which are summarized below. The estimated fair value information presented is not necessarily indicative of amounts CFC could realize currently in a market sale since CFC may be unable to sell such instruments due to contractual restrictions or to the lack of an established market. The estimated market values have not been updated since May 31, 2001, therefore current estimates of fair value may differ significantly from the amounts presented. With the exception of redeeming collateral trust bonds under early redemption provisions and allowing borrowers to prepay their loans, CFC has held and intends to hold all financial instruments to maturity. Below is a summary of significant methodologies used in estimating fair value amounts and a schedule of fair values at May 31, 2001 and 2000.

Cash and Cash Equivalents

Includes cash and certificates of deposit with remaining maturities of less than 90 days, which are valued at the carrying value.
Debt Service Investments

The fair value of debt service investments is estimated based on published bid prices or dealer quotes or is estimated using quoted market prices for similar securities when no market quote is available. Debt service investments purchased with original maturities of less than or equal to 90 days are valued at the carrying value which is a reasonable estimate of fair value.

Loans to Members

Fair values are estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with different risk characteristics, specifically nonperforming and restructured loans, are valued using a discount rate commensurate with the risk involved. Loans with interest rate repricing maturities of less than or equal to 90 days are valued at cost, which approximates fair value.

Notes Payable

Notes payable consist of commercial paper and bank bid notes. The fair value of commercial paper and bank bid notes with maturities greater than 90 days is estimated based on quoted market rates with similar maturities for commercial paper and on bid prices from the various banking institutions for bid notes. The fair value of commercial paper and bank bid notes with maturities less than or equal to 90 days are valued at carrying value, which is a reasonable estimate of fair value.

Long-Term Debt

Long-term debt consists of collateral trust bonds and medium-term notes. The fair value of long-term debt is estimated based on published bid prices or dealer quotes or is estimated using quoted market prices for similar securities when no market quote is available.

Quarterly Income Capital Securities

The fair value of quarterly income capital securities is estimated based on published market prices.
Members' Subordinated Certificates

As it is impracticable to develop a discount rate that measures fair value, subordinated certificates have not been valued. Members' subordinated certificates are extended long-term obligations to CFC; many have maturities of 70 to 100 years. These certificates are issued to CFC's members as a condition of membership or as a condition of obtaining loan funds or guarantees and are non-transferable. As these certificates were not issued primarily for their future payment stream but mainly as a condition of membership and to receiving future loan funds, there is no ready market from which to obtain fair value quotes.

Interest Rate and Currency Exchange Agreements

The fair value of the interest rate exchange agreements is estimated as the amount CFC would receive or pay to terminate the agreements, taking into account the current market rate of interest and the current creditworthiness of the exchange counterparties. The fair value of the currency exchange agreements is estimated as the amount CFC would receive or pay to terminate the agreements, taking into account the currency exchange rate and the current creditworthiness of the exchange counterparties.

Commitments

The fair value is estimated as the carrying value, or zero. Extensions of credit under these commitments, if exercised, would result in loans priced at market rates.
Guarantees

CFC charges guarantee fees based on the specifics of each individual transaction. The demand for CFC guarantees has been insignificant in the last few years. In addition, there is no other company that provides guarantees to rural electric utility companies from which to obtain market rate information. As a result, it is impracticable to supply fair value information related to guarantees.

Carrying and fair values as of May 31, 2001 and 2000 are presented as follows:
(Dollar amounts in thousands)	2001		2000
	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets:
Cash and cash equivalents	$ 240,557	$ 240,557	$ 246,028	$ 246,028
Debt service investments	24,023	24,076	22,968	22,968
Loans to members, net	19,351,953	18,173,976	16,449,753	15,030,991

Liabilities:
Notes payable (1)	$10,582,494	$10,591,577	$ 9,744,666	$ 9,744,679
Long-term debt (1)	6,738,912	6,734,563	5,103,096	4,465,947
QUICS	550,000	549,470	400,000	344,680

Off-Balance Sheet Instruments:
Interest rate exchange agreements	$ -	$ (24,578)	$ -	$ 83,664
Currency exchange agreements	-	(115,215)	-	65,486
Commitments	-	-	-	-

(1)	Prior to reclassification of notes payable supported by the revolving credit agreements.

(10)	Contingencies

At May 31, 2001 and 2000, CFC had nonperforming loans in the amount of $1 million and $0 million, respectively. At May 31, 2001, all loans classified as nonperforming were on a nonaccrual status with respect to the recognition of interest income. At May 31, 2001 and 2000, CFC had restructured loans in the amount of $1,465 million and $572 million, respectively. A total of $551 million and $572 million of the restructured loans were on accrual status with respect to the recognition of interest income for the years ended May 31, 2001 and May 31, 2000, respectively. A total of $33 million and $23 million of interest was accrued on restructured loans for the years ended May 31, 2001 and 2000, respectively. During the fourth quarter of fiscal year 2001, CFC wrote off $1 million related to a borrower classified as nonperforming and impaired at February 28, 2001.

CFC classified $1,465 million and $572 million of the amount described in Note 10(a) as impaired pursuant to the provisions of SFAS No. 114, Accounting by Creditors for Impairment of a Loan - an Amendment of SFAS No. 5 and SFAS No. 15 and SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures - an Amendment of SFAS No.114 at May 31, 2001 and 2000, respectively. CFC reserved $155 million and $85 million of the loan loss allowance for such impaired loans at May 31, 2001 and May 31, 2000, respectively. The amount of loan loss allowance allocated for such loans was based on a comparison of the present value of the expected future cashflow associated with the loan and/or the estimated fair value of the collateral securing the loan to the recorded investment in the loan. CFC accrued interest income totaling $33 million on loans classified as impaired during the year ended May 31, 2001. The average recorded investment in impaired loans for the year ended May 31, 2001 was $936 million compared to $578 million for the year ended May 31, 2000.

Deseret Generation & Transmission Co-operative ("Deseret") is a power supply member of CFC located in Utah. Deseret owns and operates the Bonanza generating plant ("Bonanza") and owns a 25% interest in the Hunter generating plant along with a system of transmission lines. Deseret also owns and operates a coal mine through its Blue Mountain Energy subsidiary. Due to large anticipated increases in demand for electricity, the Bonanza site was designed for two plants and Deseret built the infrastructure to support two plants, although only one plant has been built to date. When the large increases in demand never materialized, Deseret was unable to make the debt payment obligations on the Bonanza plant and debt service payments to RUS. As a consequence, Deseret and its creditors entered into several restructuring agreements.

In 1991, Deseret and its creditors signed the Agreement Restructuring Obligations ("ARO"), which restructured Deseret's obligations to CFC, RUS and certain other creditors. Deseret was unable to meet the payment schedule established by the ARO, which resulted in the agreement being amended by a second agreement. In 1996, Deseret and CFC entered into an Obligations Restructuring Agreement ("ORA"). Under the ORA, Deseret agreed to make quarterly minimum payments and to share excess cash flow with CFC through December 31, 2025, while CFC agreed to forbear from exercising any remedies. CFC continued to pay and perform on all of the obligations it had guaranteed for Deseret. In connection with the ORA, on October 16, 1996, CFC acquired all of Deseret's indebtedness in the outstanding principal amount of $740 million from RUS for the sum of $239 million. The member systems of Deseret purchased from CFC, for $55 million, a participation interest in the RUS debt. The participation agreement allows the Deseret member distribution systems to put the participations back to CFC unconditionally on December 31, 2019.

Certain other creditors brought litigation regarding the CFC Deseret agreement. In December 1998, all parties to the litigation entered into a settlement arrangement. The settlement arrangement allowed CFC to effect the early redemption of the Bonanza Secured Lease Obligation Bonds, which were outstanding at an interest rate in excess of 9%. The settlement arrangement also resulted in an amendment of the Deseret cashflow payments in the final years of the agreement.

In March 1998, the cities of Riverside and Anaheim, California brought Federal Energy Regulatory Commission and civil actions against Deseret. All of these actions were dismissed in April 2000, with no material impact on Deseret's ability to meet its annual payment requirements under the ORA.

At May 31, 2001 and 2000, CFC had the following exposure to Deseret:

(Dollar amounts in millions)	2001	2000
Loans outstanding (1)	$551	$572
Guarantees outstanding:
Tax-exempt bonds
	1	2
Mine equipment leases
	42	47
Letters of credit
	58	28
Other (2)
	13	12
Total guarantees	114	89
Total exposure	$665	$661

As of May 31, 2001, the loan balance of $551 million to Deseret is comprised of $176 million of cash flow shortfalls related to Deseret's debt service and rental obligations guaranteed by CFC, $266 million related to the redemption of the Bonanza secured lease obligation bonds, $81 million related to the purchase of RUS loans, $18 million related to the original CFC loan to Deseret and $10 million related to the settlement of the foreclosure litigation

Other guarantees include a guarantee of certain operational and maintenance expenses.

Deseret has made all payments required by the ORA. CFC received minimum cash flow payments totaling $38 million and excess cash payments totaling $27 million during the year ended May 31, 2001. During calendar year 2000, Deseret made quarterly payments totaling $38 million and excess cash payments totaling $27 million.

Based on its analysis, CFC believes that it has adequately reserved for any potential loss on its loans and guarantees to Deseret.

At May 31, 2001, CFC had a total of $914 million in restructured loans outstanding to Denton County Electric Cooperative, Inc., (d/b/a CoServ Electric), a large electric distribution cooperative representing 4.2% of CFC's total loans and guarantees outstanding. As of January 1, 2001, CFC classified all loans to CoServ Electric ("CoServ") as non-performing and placed them on non-accrual status with respect to the recognition of interest income. In addition to the $914 million of restructured loans, CFC had a total of $12 million in performing loans outstanding to CoServ at May 31, 2001.

CoServ provides retail electric service to residential and business customers in an area where there has been significant residential and commercial growth in and adjacent to its current service territory over the last few years. CoServ adopted a strategy to provide a broad range of utility and other related services to consumers both in its service territory and the newly developing areas adjacent to its service territory. The non-electric services are generally provided through its controlled affiliates, which have been funded primarily through advances from CoServ, and include natural gas, home-security, cable television and a variety of telecommunications services. CoServ has also made substantial loans to and equity investments in residential and commercial real estate development projects. CFC loans to CoServ are secured primarily by assets and revenues of the electric distribution system. There is competition for substantially all services provided in the CoServ service territory.

On March 16, 2001, CFC and CoServ signed a master restructure agreement. The agreement restructures debt obligations of CoServ totaling $906 million over the next 35 years, $889 million of loans outstanding and $17 million of unpaid interest through the closing date. All obligations under the agreement are secured by a first priority lien on substantially all of the assets and revenues of CoServ and its major subsidiaries. Substantially all of the obligations are cross-collateralized and have cross-default provisions. CFC also agreed to lend additional amounts to CoServ to fulfill existing real estate commitments, to continue building out its telecommunications infrastructure, as well as to provide the majority of future capital expenditure requirements for the electric distribution system. Based on the terms of the restructure agreement, CFC anticipates that the loan balance outstanding to CoServ will reach a maximum of just over $1 billion during CFC's fiscal year 2002 and then begin to decline.

The key terms of the restructure agreement are as follows:

-

Real estate projects - CFC will directly receive all payments of principal and interest from these project loans with the exception of an annual 12.5 basis point fee, based on the balance at the beginning of the year. Substantially all real estate obligations are scheduled to be repaid by 2010.

-	Utility systems - CFC will receive quarterly payments for the next 35 years.
-

Additional CFC loans - CFC agreed to make additional loans available to CoServ. These additional loans include a revolving line of credit and long-term loans. The advance of funds may be contingent upon certain conditions, including CoServ's compliance with all conditions of the restructure agreement. The majority of these additional long-term loans to the utility systems will have 35-year maturities and will carry the then current CFC interest rates. The payments of principal and interest on these loans will be joint obligations of CoServ and its major subsidiaries in addition to the obligations described above.

-	Asset dispositions - CoServ's obligations to CFC will be reduced by the proceeds from the disposition of any assets by CoServ and its major subsidiaries.
-

Deferred interest - CoServ will provide CFC with a $9 million note payable with a 35-year maturity and a standard CFC interest rate. This note payable is provided to CFC in return for deferring interest on all loans from the closing date through June 30, 2001.

All restructured loans to CoServ are on nonaccrual status through May 31, 2001. The quarterly payments from CoServ will begin in September 2001. CFC will re-evaluate placing the loans on accrual status in fiscal year 2002 based on CoServ's performance and the level of proceeds received from asset sales.

Based on its analysis, CFC believes that it is adequately reserved against loss on its loans to CoServ.

At May 31, 2001, one borrower was in payment default to CFC on an unsecured loan totaling $1 million. At May 31, 2000, no other borrowers were in payment default.
(11)	Segment Information

CFC operates in two business segments rural electric lending and rural telecommunications lending. Summary financial information relating to each segment is presented below.

The information reviewed by management on a regular basis are the combined financial statements and the stand-alone RTFC financial statements. The information presented below includes the stand-alone RTFC financial statements for the telecommunications systems, the combined financial statements as the total and the difference between the RTFC and the combined is presented for the electric systems. All activity is with electric or telecommunications systems or related entities.

As stated previously in the business section, RTFC is an associate member of CFC and CFC is the sole funding source for RTFC. RTFC borrows from CFC and then relends to the telecommunications systems. RTFC pays an administrative fee to CFC for work performed by CFC staff as part of the interest rate on the loans from CFC. RTFC does not maintain a loan loss allowance, but CFC maintains a loss allowance on its loans to RTFC. The accounting policies and procedures for RTFC are described in Footnote 1.

	For the year ended May 31, 2001
(Dollar amounts in thousands)	Electric Systems	Telecommunications Systems	Total Combined
Income statement:
Operating income	$ 968,771	$ 419,524	$ 1,388,295
Cost of funds	702,426	415,128	1,117,554
Gross margin	266,345	4,396	270,741

Operating expenses	31,907	579	32,486
Loan loss provision	105,204	-	105,204
Net margin before extraordinary item	129,234	3,817	133,051
Extraordinary item	(285)	-	(285)
Net margin (1)	$ 128,949	$ 3,817	$ 132,766

Assets:
Loans outstanding, net	$14,026,554	$5,325,399	$19,351,953
Other assets	164,367	482,522	646,889
Total assets	$14,190,921	$5,807,921	$19,998,842

	For the year ended May 31, 2000
(Dollar amounts in thousands)	Electric Systems	Telecommunications Systems	Total Combined
Income statement:
Operating income	$ 780,809	$ 240,189	$ 1,020,998
Cost of funds	624,033	236,127	860,160
Gross margin	156,776	4,062	160,838

Operating expenses	26,421	565	26,986
Loan loss provision	17,355	-	17,355
Net margin before extraordinary item	113,000	3,497	116,497
Extraordinary item	(1,164)	-	(1,164)
Net margin (1)	$ 111,836	$ 3,497	$ 115,333

Assets:
Loans outstanding, net	$12,750,025	$3,699,728	$16,449,753
Other assets	357,425	276,262	633,687
Total assets	$13,107,450	$3,975,990	$17,083,440

	For the year ended May 31, 1999
(Dollar amounts in thousands)	Electric Systems	Telecommunications Systems	Total Combined
Income statement:
Operating income	$ 643,014	$ 149,038	$ 792,052
Cost of funds	519,289	144,820	664,109
Gross margin	123,725	4,218	127,943

Operating expenses	27,255	383	27,638
Loan loss provision	23,866	-	23,866
Net margin (1)	$ 72,604	$ 3,835	$ 76,439

Assets:
Loans outstanding, net	$10,780,860	$2,710,339	$13,491,199
Other assets	250,582	183,471	434,053
Total assets	$11,031,442	$2,893,810	$13,925,252
Amounts shown prior to CFC allocation of patronage capital to RTFC. CFC allocations for the fiscal years 2001, 2000 and 1999 were $34 million, $23 million and $14 million, respectively.
(12)	Extraordinary Loss

During the year ended May 31, 2001, CFC incurred a $285,730 loss related to the early redemption of collateral trust bonds.

(13)	Combined Quarterly Financial Results (Unaudited)

Summarized results of operations for the four quarters of fiscal years 2001 and 2000 are as follows:
	Fiscal Year 2001
	Quarters Ended
(Dollar amounts in thousands)	August 31	November 30	February 28	May 31	Total Year
Operating income	$329,798	$358,741	$354,692	$345,064	$1,388,295
Gross margin	60,417	69,254	64,267	76,803	270,741
Total expenses	16,035	11,682	49,448	60,525	137,690
Net margin	44,051	57,572	14,864	16,279	132,766

	Fiscal Year 2000
	Quarters Ended
(Dollar amounts in thousands)	August 31	November 30	February 29	May 31	Total Year

Operating income	$226,680	$243,140	$265,842	$285,336	$1,020,998
Gross margin	35,839	37,979	41,697	45,323	160,838
Total expenses	13,872	14,368	6,069	10,032	44,341
Net margin	21,967	23,612	35,628	34,126	115,333

Item 7. Financial Statement, Pro Forma financial Information and Exhibits.

            Exhibits

  The following exhibit is filed herewith:

            23.         Consent of Independent Public Accountants

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RURAL UTILITIES COOPERATIVE
FINANCE CORPORATION

/s/ Steven L. Lilly
Chief Financial Officer

July 9, 2001

Exhibit 23

Consent of Independent Public Acc.ountants

As independent public accountants, we hereby consent to the incorporation of our report, dated July 5, 2001, in this Form 8-K, into the Company's previously filed Registration Statements Files No. 333-65873, No. 333-68645, No. 333-62334, No. 333-62048 and No. 222-96507
July 9, 2001